Exhibit 99.2

News Release

For Further Information
Linda McDougall, Media Relations, 816-932-7542
Becky Shulman, Investor Relations, 816-701-4574

H&R BLOCK PROVIDES UPDATE ON LITIGATION

FOR RELEASE NOV. 11, 2002

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE:HRB) today provided an update and further details on the Texas litigation that has been the subject of recent press releases and reports.

     Upon issuance of a formal order, the company currently intends to seek appellate review of the Nov. 6 letter ruling of the trial court in Kleberg County, Texas in the Haese v. H&R Block, Inc. et al. case.

     In addition, late on Friday, H&R Block learned that the Texas Supreme Court had declined to rehear Block’s petition for review of a Texas Court of Appeals ruling. That ruling concerned a 1998 order of the district court restricting the use at Block’s offices of the arbitration clause contained in Household Bank’s 1997 and 1998 refund anticipation loan (RAL) applications. A hearing is presently scheduled for Thursday, Nov. 14, regarding the plaintiffs’ motion for sanctions alleging that Block violated the district court’s 1998 order by continuing to use Household Bank’s applications containing the arbitration clause during the appeal period. The motion for sanctions requests that the court order H&R Block to pay $1,500 for each of the 254,114 class members who signed a RAL application containing the arbitration clause. The company believes that the motion is clearly without merit in view of the fact that the Texas Supreme Court had stayed the district court’s order regarding the arbitration clause during the appeal process.

     The Texas Supreme Court has requested that the plaintiffs’ attorneys file a brief by Nov. 14 regarding H&R Block’s pending petition for writ of mandamus. The petition argues that the notice sent to only part of the class by plaintiffs’ attorneys improperly represented to the Texas class that by doing nothing they would be excluded from the settlement in the Zawikowski v. H&R Block, Inc., et al. nationwide class action pending in the United States District Court for the Northern District of Illinois. H&R Block has requested a stay of the case until the appeal concerning notice is concluded and a correct notice is provided to the class.

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     The fairness hearing with regard to the settlement in the Zawikowski case is scheduled to continue on Nov. 15.

     H&R Block is preparing to file a petition for writ of mandamus asking the court of appeals to review the plaintiffs’ failure to send notice to the entire class. In his letter ruling last Wednesday, the trial court judge indicated that he would not require that notice be sent to the remainder of the class. The court has set a trial date for the Haese case for Dec. 2, 2002.

     On Friday, Nov. 8, the Company learned that it and certain of its officers and directors had been named in a proposed class action lawsuit filed in the United States District Court for the Southern District of New York, White v. H&R Block, et al. The Plaintiff, who seeks to represent a class of shareholders who purchased the Company’s stock between Nov. 8, 1997 and Nov. 1, 2002, alleges that the defendants violated Section 10(b)(5) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder by failing to disclose to shareholders various cases in which the Company had been sued regarding its refund anticipation loan programs, including the cases discussed above. The Company believes the allegations in the White action are without merit and intends to defend the case vigorously. The Company has not yet been served with the Complaint.

     The information contained in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information, expectations, estimates and projections regarding the Company, the industries and markets in which the Company operates, and management’s assumptions and beliefs relating thereto. These statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, risks described from time to time in reports and registration statements filed by the Company and its subsidiaries with the Securities and Exchange Commission (“SEC”). Readers should take these factors and risks into account in evaluating any such forward-looking statements.

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